Exhibit 10.1

SOLUTIONS

Barter Media Solutions - Media Funding Agreement

THIS AGREEMENT is BETWEEN:

National Barter Network LLC
D/b/a Barter Media Solutions, d/b/a Media Funding Solutions
800 N. Rainbow Blvd - Suite 174 - Las Vegas, NV 89107
702-216-2940 (phone) 702-216-2941 (fax)
Represented by Jay Greenlees and Marc Hatch
www.bartermediasolutions.com - www.bartermediasolutions.net - www.mediafundingsolutions.com
Hereinafter (" BMS")

- And -

Feel Golf Co
1354 Dayton St
Salinas, CA USA 93901
831-422-9300-P - X 109        831-422-9301-F

Hereinafter ( FEEL )

The parties hereby acknowledge that this is a binding legal agreement, and its terms shall not be modified unless mutually agreed by both parties in writing.

1. Relationship of Parties:
BMS is a National Barter Exchange and Services company that provide national advertising and national media funding through various barter and alternative finance programs.

Feel Golf Co. - A public company, is a producer and distributor of golf products and is contracting for a $593,050.00 media schedule to be run under the Barter Media Solutions funding program whereby media is exchanged for a 15% cash placement fee and inventories acceptable to BMS in the amount of $593,050.00 at published retail value.

2. Media Funding Agreement
BMS agrees to provide FEEL with the attached media campaign, or approved alternative within the 14 day insertion guidelines, with a trade total of $593,050.00 and a cash placement fee total of $88,957.50

Feel agrees to provide BMS with 15 million Free Trading shares of Feel Golf Stock

BMS agrees to accept the $88,957.50 placement fee in converted value of Free Trading stock liquidated on the insertion order schedule to fund the placement fee required to initiate each 4 week phase of the campaign. BMS will liquidate portions of the 15 million shares as needed to fund the placement fee and provide FEEL with an accounting of liquidation value.

Any excess value after the $88,957.50 has been received by BMS will be applied to the $593,050.00 media value owed to BMS at the per share value in effect as of the date of this signing

The balance of the $593,050.00 Media Value is to be paid in acceptable inventory transferred free and clear to the BMS inventory facility or direct to its clients as outlined on purchase orders supplied by BMS to FEEL at full published retail value.
Current Acceptable Inventory has been identified as Golf Club: "Tsunami" Ceramic Putter @ 299.00
Other mutually agreeable inventories available in quantities of greater than 500 pieces or additional shares of free Trading stock may be used to pay the balance of the $593,050.00 Media Value

3. Terms of Media Placements

•	All ads and clients are subject to approval by the media property
•	Advertisers may not have been a cash paying client or have contacted the local sales department within the past 12 months.
•	Creative delivered 14 days prior to start date.
•	Affidavits are supplied within approximately 2 weeks of the end of the run or the end of the month for what ran in that month.
•	Log reports and pre-logs are requested on a regular basis and are made available at the discretion of the system.
•	Delivery plus or minus 5% is considered final delivery
•	No Refunds on Cancellations -- Changes available within 14 day insertion guidelines
•	We are not responsible for any claims or liability for advertiser's content & will not be responsible for errors in content on creative supplied
•	Jurisdiction & venue for this agreement shall lie in Clark County, Nevada.
•	No terms or conditions other than those set forth herein shall bind parties.
•	This agreement may be modified only in writing and signatures. No oral representations shall supersede the terms of this
•	Agreement. The individual(s) below warrant that they have the full legal authority to sign this agreement on behalf of their respective parties.

4. Governing Law and 3urisdiction:
This Agreement shall be governed by the laws of the State of Nevada and in Clark County and both parties shall submit to the jurisdiction of the state and federal courts and to seek remedy by court-sanctioned arbitration prior to resorting to tort action.

5. Modification:
No verbal modification of this Agreement shall be made. No modification of this Agreement shall be made unless a memorandum regarding same is executed by an executive officer of both parties. No agent, employee, or other representative of either party is empowered to alter any terms of this Agreement hereof, unless done so in writing and signed by an executive officer of both parties.

6. Entire Agreement/Severability:
This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. If any provision of this Agreement is determined by any court to be invalid, illegal, or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal, or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Should a change in ownership and/or management of either party occur - This agreement and its terms and conditions and obligations of the parties shall remain intact and shall transfer to party's new owner(s) and/or management. Each of the undersigned represent that they have the legal authority to bind their respective party to this agreement

AGREED, UNDERSTOOD & ACCEPTED:

For: Feel Golf
/s/ Lee Miller	Lee Miller	CEO	6/1/10
Signature	Print Name	Title	Date

For BMS:

Signature	Print Name	Title	Date